Exhibit 99.2

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch

For Immediate Release:

FELCOR RECEIVES REQUISITE CONSENTS FOR AMENDMENT TO INDENTURE GOVERNING ITS 10% SENIOR SECURED NOTES

IRVING, Texas…October 12, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced that FelCor Escrow Holdings, L.L.C. (“FelCor Escrow”), a wholly-owned subsidiary of FelCor LP, received consents from holders of a majority in principal amount of the outstanding 10% Senior Secured Notes due 2014 (CUSIP Nos. 31430QAZ0 and U31522AK8) (the “New Notes”) to amend the indenture governing the New Notes.

The amendment will become effective upon execution of a supplemental indenture today.  The amendment to the indenture provides additional flexibility with respect to the incurrence of indebtedness by FelCor LP, once FelCor LP has assumed the obligations under the indenture.

The consent solicitation expires at 5:00 p.m., New York City time, on October 13, 2009, unless extended or earlier terminated.  The terms and conditions of the consent solicitation are set forth in the solicitation letter and related materials.

J.P. Morgan Securities Inc. is acting as Solicitation Agent for the consent solicitation. Copies of the documents can be obtained from, and questions concerning the consent solicitation may be directed to, J.P. Morgan at (212) 270-3994 (collect) or (800) 245-8812 (toll free).

This press release is not a solicitation of consents, which may be made only pursuant to the terms of the Solicitation Letter and related letter of consent.  Those documents should be consulted for additional information regarding delivery procedures and the conditions for the consent solicitation.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada.  FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands - Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912    sschafer@felcor.com
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